Exhibit  99




360  Communications completes ICN acquisition


360  Communications....Corporate Communications....8725 W. Higgins Road.
 ...Chicago, Illinois 60631....(773)399-2200



FOR IMMEDIATE RELEASE

MEDIA:
Margaret Kirch Cohen
(773) 399-2385

ANALYSTS:
Dave Gould
(773) 399-2284


                360  COMMUNICATIONS COMPLETES ACQUISITION
                          OF ICN'S CELLULAR OPERATIONS
         CHICAGO, Nov. 4, 1996 -- 360 Communications Company (NYSE: XO) today completed its previously announced acquisition of Independent Cellular Network's
(ICN) cellular properties in Kentucky, Ohio, Pennsylvania and West Virginia controlled by the Crown family of Chicago and their associates. ICN's cellular business operates under the Wireless One brand.
         360 's interests in the 20 ICN markets represent approximately 140,000 customers and 3.2 million potential customers (net POPS), bringing the total net POPs owned by 360 Communications to 24.9 million. The ICN properties in
Pennsylvania will become part of 360 's Mid-Atlantic Region, while those in Ohio, Kentucky and West Virginia will become part of the company's Midwest Region. 360 expects to complete the name change from Wireless One to 360 in early 1997.
         "We're delighted to welcome Wireless One associates to the 360 team," said Dennis E. Foster, president and chief executive officer of 360 Communications. "This acquisition further strengthens our market position and clustering strategy. It also provides instant expansion of cellular coverage, including 225 miles of contiguous interstate highways that lead to New York, Pittsburgh and Columbus."


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         Under  terms of the  transaction,  360 is  issuing  to ICN 6.5  million shares of 360 common stock and $122 million of subordinated debt. 360 is also assuming $240 million of ICN's senior debt.
         ICN's markets in Ohio and West Virginia, which include Steubenville, Ohio, and Wheeling and Parkersburg, West Virginia, form a natural market cluster with the 360 markets of Mansfield and Youngstown, Ohio. ICN's Pennsylvania markets, which include Altoona, Scranton, State College, Wilkes-Barre and Williamsport, Pa., more than double 360 's presence in the state.
         ICN, which is privately held, will continue to provide cellular service in Florida. Chicago-based 360 Communications provides wireless voice and data services to more than 1.85 million customers in nearly 100 markets in Alabama, Florida, Illinois, Indiana, Iowa, Nevada, New Mexico, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. The company also offers residential long distance service. In addition to the New York Stock Exchange, 360 Communications' stock is listed on the Chicago and Pacific stock exchanges under the symbol XO.


         To obtain financial information or copies of quarterly earnings and other recent news releases issued by the company, please call toll-free 1.888.360.INFO (1.888.360.4636), 24 hours a day, seven days a week. 360
Communications' news releases are also available through PR Newswire and can be accessed by calling (800) 578-7888, #111849. 360 's internet address is www.360.com.




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The following markets are involved in the transaction:

                              Year-end '95
                                 Total                  %          Net
                                  POPS              Ownership      POPS
Pennsylvania
Allentown                        712,049                 4.00        28,482
Altoona                          132,385               100.00       132,385
Johnstown                         39,532               100.00       239,532
Reading                          349,909                10.00        34,991
Scranton/Wilkes-Barre            660,089                78.98       521,338
State College                    129,835               100.00       129,835
Williamsport                     121,194                98.75       119,675
Pennsylvania RSA 3B1              37,639               100.00        37,639
Pennsylvania RSA 3B2              59,275                16.66         9,875
Pennsylvania RSA 4B1              29,692               100.00        29,692
Pennsylvania RSA 5                81,417                40.00        32,567
Pennsylvania RSA 8               406,665                98.75       401,569

Ohio/West Virginia/Kentucky
Charleston, WV                   255,548                85.00       217,216
Huntington-Ashland, WV-KY-OH     317,193               100.00       317,193
Parkersburg-Marietta, WV-OH      157,631               100.00       157,631
Steubenville-Weirton, OH-WV      139,988               100.00       139,988
Wheeling, WV-OH                  157,559               100.00       157,559
Ohio RSA 7B2                     170,703               100.00       170,703
Ohio RSA 10B2                    111,929               100.00       111,929
West Virginia RSA 6              186,273               100.00       186,273
                                ---------                          ---------
TOTALS:                        4,456,505                          3,176,072



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